Exhibit 10.11

EDWARD FORMAN

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”), dated as of July 17, 2007, by and between DUFF & PHELPS, LLC, a Delaware limited liability company (“D&P, LLC”), and Edward Forman (“Executive”).

WHEREAS, in connection with an initial public offering (the “IPO”) of Duff & Phelps Corporation, a Delaware corporation (the “Company”), with respect to which D&P, LLC is an indirect wholly-owned subsidiary, D&P, LLC will become the sole successor employer to the Executive; and

WHEREAS, the D&P Entities (as defined below) wish to replace the Prior Employment Agreement in its entirety as set forth herein; and

WHEREAS, Executive acknowledges and agrees that, by entering into this Employment Agreement, Executive does not have a basis for asserting “Good Reason” under the Prior Employment Agreement; and

WHEREAS, the parties desire to enter into this Employment Agreement to set forth the terms and conditions for the employment and executive relationship of Executive with D&P, LLC, the Company and its subsidiaries (collectively, the “D&P Entities”).

NOW, THEREFORE, based upon the foregoing representations, and expressly intending to be legally bound, thereby and hereby, the parties agree as follows:

1.                                       Employment. Executive shall serve as the Executive Vice President, General Counsel and Secretary of the Company and each of the D&P Entities and shall be an employee of D&P, LLC from the date the registration statement filed in connection with the IPO becomes effective (the “Effective Date”) through the end of the Term (as defined below). As the Executive Vice President, General Counsel and Secretary of the Company, Executive shall render executive, policy, and other management services to the Company of the type customarily performed by persons serving in similar capacities as Executive and consistent with the past practice of Executive while serving as the Executive Vice President, General Counsel and Secretary of Duff & Phelps Acquisitions, LLC, a Delaware limited liability company (“D&P Acquisitions LLC”). During the Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business attention and time during normal business hours to the business and affairs of the D&P Entities and to use his reasonable best efforts to perform such responsibilities in a commercially reasonable manner; provided, that Executive may (i) with the consent of the Board, which consent shall not be unreasonably withheld, serve on civic or charitable boards or committees, (ii) with the consent of the Board, which may be withheld for any reason, serve on corporate boards or committees, and (iii) manage his personal investments, so long as such activities under clauses (i), (ii) and (iii) above do not interfere, with Executive’s responsibilities hereunder. Executive shall also perform such duties as the board of directors of the Company (the “Board”) may from time to time reasonably direct. Notwithstanding the foregoing, Section 7(e) and 8(d) shall become effective as of the date of this Employment Agreement.

2.                                       Salary. As compensation for Executive’s services to the Company and other D&P Entities, the Executive shall be entitled to receive during the Term a salary at the annual rate of $300,000, which salary may, but need not be, increased from time to time as determined by the Board (the “Annual Salary”). The Annual Salary shall be payable in installments in accordance with the normal payroll practices of D&P, LLC. Except as set forth in this Employment Agreement or as the Board may otherwise provide, Executive shall not be entitled to receive any additional compensation, whether in the form of equity or otherwise, for serving as an officer or director of the D&P Entities.

3.                                       Additional Employment Compensation.

(a)                                            In addition to the Annual Salary, Executive shall be entitled to receive annual bonus compensation (i) for the fiscal year ended December 31, 2007, and for each fiscal year thereafter during the Term, in an amount determined under Section 3(b) below and in the form described in 3(c) below (for each respective year, the “Annual Bonus”). The cash portion of the Annual Bonus, if any, shall be payable to Executive on or before March 15 of the year following the fiscal year to which such Annual Bonus relates; provided that, subject to Section 8 of this Employment Agreement, the Executive is employed by D&P, LLC as of the last day of the fiscal year to which such Annual Bonus relates.

(b)                                           The amount of the Annual Bonus for the fiscal year ended December 31, 2007 and each fiscal year thereafter during the Term shall be calculated by multiplying the Target Bonus Amount by a fraction (i) the numerator of which shall be Company EBITDA less Minimum Company EBITDA (which shall not result in a number less than zero), and (ii) the denominator of which shall be Target Company EBITDA less Minimum Company EBITDA. By way of example, if Company EBITDA is equal to Target Company EBITDA then the Annual Bonus shall be the Target Bonus Amount. Terms used and not defined in this Section 3(b) shall have the meanings ascribed thereto on Exhibit A.

(c)                                            The form in which the Annual Bonus shall be payable is as follows: (i) 70% (or such lower percentage as may be elected in accordance with the procedures set forth below) in cash and (ii) an award of a number of restricted Class A shares of the Company determined by dividing (a) the remaining amount of the Annual Bonus by (b) the per share closing price of the Company’s Class A shares as of the date of such award, rounded down to the nearest whole share, (the “Class A Award”) which Class A Award shall, subject to Section 8 of this Employment Agreement, become non-forfeitable as to 1/3 of such award on each of the first three anniversaries of the date of such award, provided that the Executive’s employment has not been terminated for Cause, by Executive without Good Reason, or due to Executive’s death or Disability prior to such anniversary date. On any date that is no later than June 30 of each fiscal year to which such Annual Bonus relates, the Executive may make an irrevocable election (an “Election”) that the percentage of such Annual Bonus that shall be provided in cash be reduced by up to an additional 15% of such Annual Bonus and that the percentage of such Annual Bonus that is to be provided in the form of an award of a number of restricted Class A shares of the Company be increased by an equal percentage (the “Additional Class A Award”). In the event that the Executive makes an Election that a percentage of such Annual Bonus in excess of 30%, but no more than 45%, be provided in the form of an award of restricted Class A shares of the Company, the Executive shall be awarded an additional number of Class A shares of the Company equal to the number of shares issuable with respect to that portion of the award that exceeds 30% of the Annual Bonus (the “Matching Award”). The Additional Class A Award and the Matching Award shall, subject to Section 8 of this Employment Agreement, become non-forfeitable as to 1/3 of such awards on each of the first three anniversaries of the date of such awards for so long as the Executive remains employed by the Company through the respective anniversary date.

4.                                       Participation in Employee Benefit Plans and Fringe Benefits. Executive shall be eligible to participate in any plan of the D&P Entities, if any, relating to options, equity purchases, pension, thrift, profit sharing, employee equity ownership, group life insurance, medical coverage, disability insurance, education, and/or other retirement or employee benefits, that are available for the benefit of senior executive officers of the D&P Entities. Executive shall also be eligible to receive any other fringe benefits provided to senior executive officers of the D&P Entities during the Term. Participation in these plans and receipt of these fringe benefits shall not reduce the compensation payable to Executive under Sections 2 and 3 above. Without limiting the foregoing, (a) the Annual Bonus shall be included as compensation for purposes of determining Executive’s entitlement under any supplemental 401(k) plan maintained by the D&P Entities, if any, and (b) D&P, LLC will recommend to D&P Corp. that Executive should be eligible to receive a stock option grant in connection with the IPO pursuant to an agreement in substantially the form attached hereto as Exhibit B.

5.                                       Term. The initial term of this Employment Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2010. The initial term and any automatic renewal as provided below in this Section, subject to any earlier termination of employment as provided for under Section 7, is referred to herein as the “Term.”  Unless the parties hereto enter into a new employment agreement or either party provides at least thirty (30) days but not more than ninety (90) days advance written notice of its desire to not to renew this

Employment Agreement before the expiration of the Term (or any continuous subsequent one year renewal term), this Employment Agreement shall continue in effect from year to year thereafter for successive one year renewal periods upon expiration of the Term; provided, however that Section 3 of this Employment Agreement shall not renew and shall be of no further force or effect in the event of any such automatic renewal, but rather the Board shall establish, using its reasonable good faith judgment, a bonus program for Executive based on bonus programs then in effect for executives employed in comparable positions at comparable companies with comparable financial performance. In the event the parties hereto have not entered into a new employment agreement and the Company elects to provide Executive with notice pursuant to Section 5 not to renew this Employment Agreement or the Term (including any successive one year renewal periods), such election not to renew shall be treated as termination by the Company without Cause under this Section 8(a).

6.                                       Vacations. Executive shall be entitled to five (5) weeks of paid vacation leave per year, in accordance with the vacation policy as then in effect. The timing of paid vacations shall be scheduled by Executive, considering the reasonable needs of the D&P Entities.

7.                                       Termination of Employment.

(a)                                  Death or Disability. The Term and Executive’s employment shall terminate automatically upon Executive’s death. If the Board determines in good faith that Executive is Disabled at any time during the Term and gives Executive written notice of such determination, Executive’s employment shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”); provided that such termination shall not be effective if, within thirty (30) days after receipt of such notice, Executive has returned to full-time satisfactory performance of Executive’s duties; provided, further, that, if such termination is effective, Executive shall be entitled to receive medical benefits consistent with the Company’s policies from time to time for a period of two (2) years from the Disability Effective Date. “Disability” or “Disabled” shall mean, Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; (iii) when used in connection with the exercise of an Incentive Stock Option following termination of employment, has a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”); or (iv) solely to the extent necessary to satisfy Section 409A of the Code, has a “disability” or is “disabled” within the meaning of Section 409A of the Code.

(b)                                 Cause. The Term and Executive’s employment may be terminated by D&P, LLC for Cause or without Cause. “Cause” shall mean:  (i) Executive’s commission of a willful act of fraud, embezzlement or misappropriation of any money or properties of the D&P Entities (other than an insubstantial and unintentional misappropriation that has been remedied within ten (10) days after Executive’s receipt of notice of such misappropriation); (ii) Executive’s indictment relating to any violation of any federal or state securities law or fraud; (iii) Executive’s indictment for any felony or crime that causes a material adverse effect to any of the D&P Entities; (iv) to the extent not covered by (i) to (iii) above, Executive’s conviction of, or plea of no contest to, any misdemeanor involving moral turpitude or any felony; (v) Executive’s being enjoined from violating any federal or state securities law or being determined to have violated any such law which impairs or prohibits Executive from performing services or duties under this Employment Agreement; (vi) Executive engaging in willful or reckless misconduct in connection with any activity, the purpose or effect of which materially and adversely affects any of the D&P Entities; (vii) Executive becoming barred or prohibited by the Securities and Exchange Commission from holding Executive’s position with any of the D&P Entities; and (viii) Executive’s material breach of any of his obligations under Section 10 of this Employment Agreement.

(c)                                  Retirement. The Term and Executive’s employment may be terminated by Executive subject to compliance with the notice provisions set forth in 7(f) below, on or after reaching Retirement Age. “Retirement Age” shall mean that (i) Executive is 65 years old, or (ii) is 55 years old and has 15 years of service with the Company.

(d)                                 Good Reason. The Term and Executive’s employment may be terminated by Executive for any reason, including Good Reason, subject to compliance with the notice provisions set forth in 7(f) below. “Good Reason” shall mean any action not consented to by Executive in writing (which action shall not have been cured within thirty (30) days following written notice from Executive to the Company specifying that such action will give rise to a termination of Executive’s employment for Good Reason) having the following effect or effects:  (i) a breach of any of material obligations to Executive under this Employment Agreement or any other material agreement to which Executive and any of the D&P Entities is a party; (ii) requiring Executive to relocate to a facility or location more than fifty (50) miles from the location at which he was primarily located immediately prior to such requirement; (iii) any material reduction in Executive’s duties or authority as compared to such duties or authority as of the Effective Date, any adverse alteration in Executive’s reporting relationship as compared to such reporting relationship as of the Effective Date or any other material adverse alteration to the terms of Executive’s employment; or (iv) any reduction in Executive’s base salary.

(e)                                  A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)                                     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (a) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the

Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(f)                                    Notice of Termination. Any termination of Executive’s employment with or without Cause, or by Executive for Good Reason, without Good Reason or for retirement, shall be communicated by the terminating party through a Notice of Termination; provided that, in the event that the Executive terminates employment for Good Reason, such Notice of Termination be delivered by the Executive within ninety (90) days of the initial existence of the condition providing the basis for such Good Reason. For purposes of this Employment Agreement, a “Notice of Termination” means a written notice that:  (i) indicates the specific termination provision in this Employment Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the parties hereunder or preclude any party, respectively, from asserting such fact or circumstance in enforcing any rights hereunder.

(g)                                 Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated for Cause or by Executive for Good Reason, the date that is one day after the last day of the applicable cure or notice period, (ii) if Executive’s employment is terminated other than for Cause, death or Disability, or if Executive resigns other than for Good Reason, the Date of Termination shall be the date on which the terminating party notifies Executive or the Company, as the case may be, of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

8.                                       Obligations of the D&P Entities Upon Termination.

(a)                                            Termination without Cause or by Executive with Good Reason. If Executive’s employment is terminated without Cause (other than termination by reason of Executive’s death or Disability), or Executive terminates employment for Good Reason, and Executive executes a general release in the form attached hereto as Exhibit C, Executive shall be paid or provided, (i) within thirty (30) days after the applicable Date of Termination, a cash lump sum payment equal to the sum of: (a) any accrued but unpaid salary as payable through such Date of Termination; (b) Executive’s Annual Salary as of the Date of Termination; and (c) the most recent Annual Bonus earned by the Executive pursuant to this Employment Agreement or, if higher, the Target Bonus Amount as of the Date of Termination, (ii) a prorated portion of Executive’s Annual Bonus through the Date of Termination, payable when and if it otherwise would have been payable, (iii) full and immediate vesting of any equity or equity-based awards (including stock options) then held by Executive, (iv) should Executive elect continuation of the medical and dental benefits under COBRA, payment of Executive’s costs for such coverage for a period of up to one year following the applicable Date of Termination; and (v) any other amounts or benefits required to be paid or provided, or which Executive is entitled to receive, as of the applicable Date of Termination, as provided for under any plan, program, policy, contract or agreement of the D&P Entities, including any severance plan or policy which is then applicable to Executive; provided, however, that if Executive is employed by an employer that is not a D&P Entity during the period provided for under Subsection (iv) above and is eligible to receive medical or dental benefits under such employer’s plans or is otherwise eligible to receive benefits under any governmental plan, then Executive shall no longer be entitled to such payments. In the event the parties hereto have not entered into a new employment agreement and the Company elects to provide Executive with notice pursuant to Section 5 not to renew this Employment Agreement or the Term (including any successive one year renewal periods), such election not to renew shall be treated as termination by the Company without Cause under this Section 8(a).

(b)                                           Termination for Cause, by Executive without Good Reason or due to Executive’s death or Disability. If Executive’s employment is terminated for Cause, Disability or death, or Executive terminates employment other than for Good Reason, then the D&P Entities shall have no further obligation, to provide any remuneration, accruals, or other benefits to Executive, other than the obligation of D&P, LLC to pay to Executive, to the extent not theretofore paid or provided, in a cash lump sum payment within thirty (30) days after such Date of Termination equal to the Annual Salary through the applicable Date of Termination, or as required by law, provided that if Executive’s employment is terminated for Disability or death, (i) Executive shall receive a pro rata share of any Annual Bonus to which Executive may be entitled until the related Date of Termination, (ii) Executive shall receive any unvested portion of any Class A Award or any Additional Class A Award (but not any Matching Award), and (iii) any unvested equity awarded to Executive prior to the date of this Employment Agreement shall become vested.

(c)                                            Retirement. If Executive retires after reaching Retirement Age, then the D&P Entities shall have no further obligation, to provide any remuneration, accruals, or other benefits to Executive, other than (i) the obligation of D&P, LLC to pay to Executive, to the extent not theretofore paid or provided, in a cash lump sum payment within thirty (30) days after such Date of Termination equal to the Annual Salary through the Date of Termination, or as required by law, and (ii) provided that Executive executes a general release in the form attached hereto as Exhibit C, any unvested equity awarded to Executive under this Employment Agreement shall become vested.

(d)                                           Termination and Change In Control. The Executive shall be entitled to receive the payments described in this Section 8(d) upon the termination of the Executive’s employment within eighteen (18) months following a Change in Control provided, that Executive executes a general release in the form attached hereto as Exhibit C, unless such termination is (i) for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, Executive shall be entitled to receive, (i) within thirty (30) days after the applicable Date of Termination, a cash lump sum payment equal to the sum of (A) any accrued but unpaid salary as payable through such Date of Termination, and (B) two times the sum of (1) Executive’s Annual Salary as of the Date of Termination, and (2) the most recent Annual Bonus earned by the Executive pursuant to this Employment Agreement or, if higher, the Target Bonus Amount as of the Date of Termination, (ii) a prorated portion of Executive’s Annual Bonus through the Date of Termination, payable when and if it otherwise would have been payable, (iii) full and immediate vesting of any equity or equity-based awards (including stock options) then held by Executive, (iv) should Executive elect continuation of the medical and dental benefits under COBRA, payment of Executive’s costs for such coverage for a period of up to one year following the applicable Date of Termination; and (v) any other amounts or benefits required to be paid or provided, or which Executive is entitled to receive, as of the applicable Date of Termination, as provided for under any plan, program, policy, contract or agreement of the D&P Entities, including any severance plan or policy which is then applicable to Executive; provided, however, that if Executive is employed by an employer that is not a D&P Entity during the period provided for under Subsection (iv) above and is eligible to receive medical or dental benefits under such employer’s plans or is otherwise eligible to receive benefits under any governmental plan, then Executive shall no longer be entitled to such payments. For purposes of this Employment Agreement, the Executive’s employment shall be deemed to have been terminated without Cause following a Change in Control or by the Executive with Good Reason following a Change in Control if (x) the Executive’s employment is terminated without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control (y) the Executive’s employment is terminated without Cause in the ninety (90) period prior to or in anticipation of a Change in Control (whether or not a Change in Control ever occurs) or (z) if the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person.

(e)                                            Adjustments to Payments. If it is reasonably determined that any payment or distribution by the D&P Entities to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), Executive shall be entitled to an additional amount (the “Gross Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Payments.

(f)                                              For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount (as defined in section 280G(b)(3) of the Code) (the “Base Amount”) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code and applicable guidance under Treasury Regulation § 1.280G-1, and U.S. Treasury Department rulings and releases. For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(g)                                           In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross Up Payment attributable to such reduction (plus that portion of the Gross Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), the Executive shall be entitled to an additional Gross Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and D&P, LLC shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(h)                                           409A Compliance. Notwithstanding the foregoing, if any amount to be paid to Executive pursuant to this Section 8 is “deferred compensation” subject to Section 409A of the Code and the rules and regulations thereunder (“Section 409A”), and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the D&P Entities to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of Executive’s termination of employment for any reason other than death. Any termination of employment or services from the D&P Entities which triggers a payment of “deferred compensation” subject to Section 409A of the Code shall, if applicable, meet the requirements of a “separation from service” under Section 409A of the Code. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A of the Code, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A; provided, however, nothing in this subsection (g) shall require Executive to reduce his compensation.

(i)                                               409A Excise Tax. Subject to Executive’s compliance with Section 8(g) above, if any portion of the Executive’s compensation less regular federal, state and local income and employment taxes (“Compensation”) becomes subject to the excise tax or interest penalties under Section 409A(a)(1)(B) of the Code (“409A Excise Tax”), Executive shall be entitled to an additional amount (the “409A Gross Up Payment”) such that the net amount retained by the Executive, after deduction of any 409A Excise Tax on the Compensation and any federal, state and local income and employment taxes and the 409A Excise Tax upon the 409A Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the 409A Gross-Up Payment, shall be equal to the Compensation. This subsection (h) shall be of no effect if the Company provides Executive with a minimum of thirty (30) days advance notice of a potential Section 409A of the Code violation and proposes a reasonable correction to Executive at such time, and Executive refuses to respond or exercise good faith in agreeing to required changes. Notwithstanding the foregoing, nothing in this subsection (h) shall require Executive to reduce his compensation.

9.                                       No Assignments; Successors. This Employment Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other, provided that, in the event of the death of Executive, all rights to receive payments hereunder shall become rights of Executive’s estate, and provided further that D&P, LLC may assign its rights and obligations hereunder in connection with any sale of the Company, and shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent that D&P, LLC would have been required to perform if no succession had taken place. Notwithstanding anything in this Employment Agreement to the contrary, each of the D&P Entities shall have the right to enforce the provisions of Section 10 below.

10.                                 Confidential Information; Noncompetition; Nonsolicitation.

(a)                                            Executive acknowledges that Executive has and will have knowledge of certain trade secrets of the D&P Entities, including information concerning the D&P Entities’ businesses, operations, future plans, methodologies, and customers. Executive shall hold in a fiduciary capacity for the benefit of the D&P Entities all secret or confidential information, knowledge or data relating to the D&P Entities and their respective businesses, which shall have been obtained by Executive during Executive’s employment and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Employment Agreement). After termination of Executive’s employment, Executive shall not, without prior written consent or as may otherwise be required by law or legal process (provided adequate notice of and opportunity to challenge or limit the scope of disclosure purportedly so required has been provided by Executive), allow others to use to their personal advantage, communicate or divulge any such information, knowledge or data to anyone other than the D&P Entities and those designated by it or to an attorney retained by Executive to provide legal advice with respect to this Section 10 and who has agreed to keep such information confidential.

(b)                                           While employed under this Employment Agreement, Executive shall comply with the rules and policies of the D&P Entities, including without limitation the D&P Entities’ code of conduct and conditions of employment and compliance policies.

(c)                                            Executive agrees promptly to disclose, in writing, all Innovations (as defined below) to the D&P Entities, to provide all assistance requested by the D&P Entities, at the D&P Entities’ expense, in the preservation of the D&P Entities’ interests in any Innovations, and hereby assigns and agrees to assign to the D&P Entities all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property or “Moral Rights” in any Innovation. Furthermore, during the Term, the D&P Entities may use Executive’s name and image as appropriate in the conduct of its business. “Innovations” means all developments, improvements, designs, original works, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or otherwise protectable, that Executive, whether by himself or jointly with others, creates, modifies, develops, derives or implements during the Term, that in any way relates to the D&P Entities’ business.

(d)                                           Executive acknowledges and agrees that all personal property, of any nature whatsoever, furnished to Executive by the D&P Entities in the course of or incident to his employment, belong to the D&P Entities and promptly shall be returned to the D&P Entities upon termination of Executive’s employment for any reason.

(e)                                            Executive acknowledges that if Executive were to become employed by a competing organization, Executive’s new job duties and the products, services and technology of the competing organization would be so similar or related to those contemplated by this Employment Agreement that it would be very difficult for Executive not to rely on or use the D&P Entities’ trade secrets. Executive further acknowledges that Executive, and any competing organization, cannot avoid using the trade secret information, due to the fact that even in the best good faith, Executive cannot as a practical matter avoid using the knowledge of the D&P Entities’ confidential methods and trade secrets in Executive’s work with a competing organization. Accordingly, Executive has not and will not, (i) while employed by the D&P Entities and (ii) in the event that Executive’s employment is terminated for any reason, for a period of one year after the Date of Termination (without the written consent of the Company): directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business that engages in any business within a 50-mile radius of any metropolitan area in which the D&P Entities conducted significant business during the 12-month period immediately preceding the Date of Termination (1) that competes with any business actively conducted in such area, at the time such engagement is commenced, by the D&P Entities and (2) that is of the type of business activity in which Executive was engaged on behalf of the D&P Entities during such 12-month period; provided that ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(f)                                              While employed under this Employment Agreement and for two years after termination of employment for any reason, Executive shall not, directly or indirectly, on behalf of Executive or any other person, solicit for employment or hire (other than for the D&P Entities) any person known by Executive to be employed by the D&P Entities at the time of such solicitation or hiring or within the six (6) month period immediately preceding thereto.

(g)                                           Notwithstanding any other provision in this Employment Agreement, while employed under this Employment Agreement and for two years after Executive’s termination of employment for any reason, Executive shall not, directly or indirectly, on behalf of Executive or any other person, solicit any Client to become a client and/or customer of Executive or of any person other than the D&P Entities. For purposes of this Section 10(g), a “Client” is a person, firm or corporation that is, becomes or is known to be an actual or potential client or customer of the D&P Entities as a result of a communication or solicitation by the D&P Entities or agents acting on behalf of the D&P Entities (whether prior to or after the date hereof).

(h)                                           The provisions of this Section 10 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of Executive’s employment hereunder.

11.                                 Specific Performance. Executive acknowledges that a violation on Executive’s part of any of the covenants contained in Section 10 hereof would cause immeasurable and irreparable damage to the D&P Entities. Accordingly, Executive agrees that the D&P Entities shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 10 is void or constitutes an unreasonable restriction against Executive, the provisions of such Section 10 shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

12.                                 Other Contracts. Executive shall not, during the Term, have any other paid employment except with the prior approval of the Board.

13.                                 Indemnification.

(a)                                            Indemnification by the Company. The Company shall indemnify, hold harmless and defend Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys’ fees for one counsel of Executive’s choosing, separate from any counsel of the Company, expenses of investigation and preparation, and fees and disbursements of

Executive’s accountants or other experts), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by Executive in connection with any proceeding in which Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact that Executive was or is employed by or acted for the Company other than any expenses incurred as a result of Executive’s gross negligence or willful misconduct. The Company shall advance to Executive all costs and expenses incurred in connection with any proceeding covered by this provision within twenty (20) calendar days after receipt by the Company of a written request for such advance subject to Executive’s execution of an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined through final adjudication of such matters in controversy that he is not entitled to be indemnified against such costs and expenses.

(b)                                           Cooperation and Settlement. As a condition to indemnification in any proceeding in which Executive seeks indemnification, Executive shall be required to:  (i) keep the Company or its designated counsel fully informed of the progress, relevant facts, issues and events of such proceeding; (ii) cooperate with the Company and its counsel in the defense of any such proceeding; (iii) provide full and truthful testimony in and diligently pursue defense of such proceeding; and (iv) refrain from settling such proceeding without the Company’s approval and unless such settlement has a full and unconditional release of the Company and Executive.

14.                                 Amendments or Additions: Action by Board. No amendments or additions to this Employment Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by the Board shall be required in order for the Company to authorize any amendments or additions to this Employment Agreement, to give any consents or waivers of provisions of this Employment Agreement, or to take any other action under this Employment Agreement including any termination of employment with or without Cause. Any action, consent, approval or determination of the Company under this Employment Agreement shall be taken or effective only with the approval and under the authority of the Board.

15.                                 Section Headings. The section headings used in this Employment Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Employment Agreement.

16.                                 Enforceability. It is the desire and intent of the parties that the provisions of this Employment Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Employment Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Employment Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

17.                                 No Waiver. The failure of any of the parties to insist, in one or more instances, upon strict performance of any of the terms or conditions of this Employment Agreement shall not be construed to constitute a waiver or relinquishment of any right granted under this Employment Agreement or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate party with respect to any such term or condition shall continue in full force and effect.

18.                                 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the Company (on behalf of the D&P Entities) or Executive, as the case may be, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Executive:

Edward Forman

1126 East Laurelton Pkwy

Teaneck, NJ 07666

if to D&P, LLC:

D&P, LLC

55 East 52nd Street

New York, NY 10055

Attention: Board of Directors

Facsimile: (212) 450-2801

with copies to:

Duff & Phelps Corp.

55 East 52nd Street

New York, NY 10055

Attention: Board of Directors

Facsimile: (212) 450-2801

and

Duff & Phelps Acquisitions, LLC

55 East 52nd Street

New York, NY 10055

Attention: Management Committee

Facsimile: (212) 450-2801

and

Vestar Capital Partners IV, L.P. / Duff & Phelps, Inc.

c/o Vestar Capital Partners

245 Park Avenue

41st Floor

New York, NY 10167

Attention: John R. Woodard and General Counsel

Facsimile: (212) 808-4922

and

LM Duff Holdings LLC

c/o Lovell Minnick Partners LLC

550 Deep Valley Drive

Suite 293

Rolling Hills Estates, CA 90274

Attention: General Counsel

Facsimile: (310) 265-1920

or to such other address as any party shall have furnished to the others in writing in accordance herewith. All notices and communications shall be effective when actually received by the addressee.

19.                                 Withholding. All amounts due and payable under this Employment Agreement shall be less all amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

20.                                 Entire Agreement. This Employment Agreement sets forth the entire agreement and understanding between Executive and the D&P Entities and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between Executive and the D&P Entities concerning the subject matter hereof. Executive represents that, in executing this Employment Agreement, he has not relied upon any representation or statement made by the D&P Entities other than those set forth herein, with regard to the subject matter, basis or effect of this Employment Agreement or otherwise.

21.                                 Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

22.                                 Each Party the Drafter. This Employment Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Employment Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

23.                                 Counterparts. This Employment Agreement may be executed in counterparts, which together shall constitute one and the same original.

24.                                 Guarantee. D&P Acquisitions LLC hereby guarantees all of the obligations of D&P, LLC hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement, or caused this Employment Agreement to be duly executed on their behalf, as of the day and year first above written.

DUFF & PHELPS, LLC

By:	/s/ Noah Gottdiener
	Name:	Noah Gottdiener
	Title:	Chief Executive Officer

Edward Forman

/s/ Edward Forman

For Purposes of Section 24 only
D&P ACQUISITIONS LLC

By:	/s/ Noah Gottdiener
	Name:	Noah Gottdiener
	Title:	Chief Executive Officer

EXHIBIT A

“Company EBITDA” shall have the meaning ascribed thereto in the Third Amended and Restated Duff & Phelps Acquisitions LLC Agreement, to be dated as of the date of the consummation of the IPO, as adjusted (up or down) for the following during the period of measurement: (i) any non-recurring one-time expenses or any such expenses as determined by the Executive Committee of the Board and approved by the Compensation Committee of the Board will be added to Company EBITDA for purposes of this Employment Agreement, (ii) Company EBITDA attributable to any acquisition by the D&P Entities with an aggregate purchase price during any 12 month period in excess of $10 million will be subtracted from Company EBITDA for purposes of this Employment Agreement, (iii) the aggregate Annual Bonus amounts payable to Noah Gottdiener, Gerard Creagh and Jacob Silverman for such period under this Employment Agreement and other similar agreements with such executives will be added to Company EBITDA for purposes of this Employment Agreement, and (iv) any compensation expense related to the portion of any equity awards issued to the Executive or any other employee of a D&P Entity as part of his or her Annual Bonus during the Term will be subtracted from Company EBITDA for purposes of this Employment Agreement.

“Minimum Company EBITDA” and “Target Company EBITDA” mean, for each fiscal year, the corresponding amount of Company EBITDA shown in table below:

Fiscal year ended December 31,	Minimum Company EBITDA	Target Company EBITDA
2007	$30,650,000	$44,975,000
2008	$35,450,000	$52,175,000
2009	$38,650,000	$56,975,000
2010	$42,218,000	$62,327,000

“Target Bonus Amount” means, for any fiscal year, an amount equal to one hundred percent (100.0%) of the Annual Salary for such fiscal year.

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EXHIBIT B

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EXHIBIT C

GENERAL RELEASE

This General Release is entered into by and between DUFF & PHELPS, LLC, a Delaware limited liability company (“D&P, LLC “) and Edward Forman (“Executive”).

1.                                       In consideration of D&P, LLC’s obligations set forth in the Employment Agreement, including but not limited to the payments and benefits described in Section 8, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases D&P, LLC and its parents (including Duff & Phelps Corporation) and each of their respective subsidiaries, and affiliates (including Duff & Phelps Acquisitions, LLC), together with each of their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against D&P, LLC or any of the other Releasees (i) from the beginning of time to the date of this General Release and (ii) relating to his employment or the termination thereof. This release includes, without limitation, all claims arising out of, or relating to, Executive’s employment and/or end of his employment with D&P, LLC and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, New York State and City Human Rights laws, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between D&P, LLC or any of the Releasees and Executive; provided that, this General Release shall not release D&P, LLC from its obligations under Section 8 of the Employment Agreement between Executive and D&P, LLC dated June 29, 2007. By signing this General Release, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph. Executive further represents that Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the matters released hereby.

2.                                       D&P, LLC hereby advises Executive to consult with an attorney of Executive’s choosing before executing this General Release. Executive have twenty-one (21) days to

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consider this General Release, although Executive may elect to sign and return it sooner if Executive so desires. Once Executive has signed this General Release, Executive shall have seven (7) days from the date Executive signs it to revoke Executive’s consent to this General Release by delivering (by hand or overnight courier) written notice of revocation pursuant to Section 18 of the Employment Agreement. If no such revocation occurs, this General Release shall become effective on the eighth (8th) day following Executive’s execution of this General Release.

3.                                       It is the desire and intent of the parties that the provisions of this General Release shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4.                                       The failure of any of the parties to insist, in one or more instances, upon strict performance of any of the terms or conditions of this General Release shall not be construed to constitute a waiver or relinquishment of any right granted under this General Release or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate party with respect to any such term or condition shall continue in full force and effect. This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

5.                                       This General Release and the Employment Agreement set forth the entire agreement and understanding between Executive and D&P, LLC and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between Executive and D&P, LLC concerning the subject matter hereof. Executive represents that, in executing this General Release, he has not relied upon any representation or statement made by D&P, LLC other than those set forth herein, with regard to the subject matter, basis or effect of this General Release or otherwise. This General Release may not be altered or modified other than in a writing signed by Executive and authorized representatives of D&P, LLC, and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its conflict of law rules. This General Release is personal to Executive and may not be assigned by Executive. This General Release may be assigned by D&P, LLC to its respective successors and shall be binding upon the successors and assigns of D&P, LLC.

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Agreed to and Accepted:

Edward Forman

Dated:

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